EXHIBIT 4.11

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of November 6, 2009 (this “Instrument”), by and among Jarden Corporation, a Delaware corporation, having its principal office at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580 (the “Issuer”), The Bank of New York Mellon, having its corporate trust office at 101 Barclay Street – 8W, New York, NY 10286, as resigning Trustee (the “Resigning Trustee”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at 45 Broadway, 14th floor, New York, NY 10006, as successor Trustee (the “Successor Trustee”).

RECITALS

WHEREAS, there are presently outstanding:

(i) $650,000,000 in aggregate principal amount of the Issuer’s 7 1/2% Senior Subordinated Notes due 2017 (the “Senior Subordinated Notes”) issued under a Base Indenture, dated as of February 13, 2007, between the Issuer and the Resigning Trustee, as supplemented by the First Supplemental Indenture, dated as of February 13, 2007, as further supplemented by the Second Supplemental Indenture, dated as of February 14, 2007, as further supplemented by the Third Supplemental Indenture, dated as of May 11, 2007, as further supplemented by the Fourth Supplemental Indenture, dated as of July 6, 2007, and as further supplemented by the Fifth Supplemental Indenture dated as of December 7, 2007 (collectively, the “Senior Subordinated Indenture”); and

(ii) $300,000,000 in aggregate principal amount of the Issuer’s 8% Senior Notes due 2016 (the “Senior Notes”) issued under a Base Indenture, dated as of April 30, 2009, between the Issuer and the Resigning Trustee, as supplemented by the First Supplemental Indenture, dated as of April 30, 2009, by and among the Issuer, the Resigning Trustee and the guarantors named therein (collectively, the “Senior Indenture”).

The “Senior Subordinated Indenture” and the “Senior Indenture” hereafter referred together as the “Indentures”.

The “Senior Subordinated Notes” and the “Senior Notes” hereafter referred together as the “Notes”.

WHEREAS, the Resigning Trustee wishes to resign as Trustee, the office or agency where the Notes may be presented for registration of transfer or exchange (the “Registrar”), the office or agency where notices and demands to or upon the Issuer in respect of the Notes or the Indentures may be served (the “Agent”) and the office or agency where the Notes may be presented for payment (the “Paying Agent”) under the Indentures; the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Registrar, Agent and Paying Agent under the Indentures; and the Successor Trustee wishes to accept appointment as Trustee, Registrar, Agent and Paying Agent under the Indentures.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. Pursuant to Section 7.08 of each of the Indentures, the Resigning Trustee hereby notifies the Issuer that the Resigning Trustee is hereby resigning as Trustee under each of the Indentures.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee and the Issuer that:

(a) No covenant or condition contained in any of the Indentures has been waived by the Resigning Trustee.

(b) There is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officers of the Resigning Trustee assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under each of the Indentures.

(c) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(d) (i) $650,000,000 in aggregate principal amount of the Senior Subordinated Notes, and (ii) $300,000,000 in aggregate principal amount of the Senior Notes are outstanding.

(e) (i) Interest on the Senior Subordinated Notes has been paid through November 2, 2009, and (ii) interest on the Senior Notes has been paid through November 2, 2009.

(f) The Resigning Trustee has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all documents relating to the trust created by the Indentures (the “Trust”) and all information in the possession of its corporate trust department relating to the administration and status of the Trust.

Section 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the Trust, all the rights, powers, duties and obligations of the Resigning Trustee under each of the Indentures and all property and money held by such Resigning Trustee under each of the Indentures, with like effect as if the Successor Trustee was originally named as Trustee under each of the Indentures. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee. As of or promptly after the effective date hereof, the Resigning Trustee, shall deliver to the Successor Trustee the items listed on Exhibit B annexed hereto, to the extent these items are in the possession, custody or control of the Resigning Trustee.

Section 104. The Resigning Trustee hereby resigns as Registrar, Agent and Paying Agent under the Indentures.

ARTICLE TWO

THE ISSUER

Section 201. The Issuer hereby certifies that the Issuer is, and the officer of the Issuer who has executed this Instrument is, duly authorized to: (a) accept the Resigning Trustee’s resignation as Trustee, Registrar, Agent and Paying Agent under each of the Indentures; (b) appoint the Successor Trustee as Trustee, Registrar, Agent and Paying Agent under each of the Indentures; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Registrar, Agent and Paying Agent under the Indentures.

Section 202. The Issuer hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar, Agent and Paying Agent under each of the Indentures. Pursuant to Section 7.08 of each of the Indentures, the Issuer hereby appoints the Successor Trustee as Trustee under each of the Indentures and confirms to the Successor Trustee all the rights, powers, duties and obligations of the Trustee under each of the Indentures and with respect to all property and money held or to be held under each of the Indentures, with like effect as if the Successor Trustee was originally named as Trustee under each of the Indentures. The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Issuer hereby represents and warrants to the Successor Trustee and the Resigning Trustee that:

(a) It is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.

(b) The Indentures was validly and lawfully executed and delivered by the Issuer, has not been amended or modified except as set forth herein, and is in full force and effect.

(c) The Notes are validly issued securities of the Issuer.

(d) No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indentures.

(e) No covenant or condition contained in the Indentures has been waived by the Issuer or by the Holders of the percentage in aggregate principal amount of the Notes required to effect any such waiver.

(f) There is no action, suit or proceeding pending or, to the best of the Issuer’s knowledge, threatened against the Issuer before any court or any governmental authority arising out of any action or omission by the Issuer under the Indentures.

(g) This Instrument has been duly authorized, executed and delivered on behalf of the Issuer and constitutes its legal, valid and binding obligation, subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding of law or equity).

(h) All conditions precedent relating to the appointment of the Successor Trustee as successor Trustee under each of the Indentures have been complied with by the Issuer.

Section 204. The Issuer hereby appoints the Successor Trustee as Registrar, Agent and Paying Agent under the Indentures.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Issuer that:

(a) This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee.

(b) The Successor Trustee is qualified and eligible under Section 7.10 of each of the Indentures to act as Trustee under each of the Indentures.

Section 302. Pursuant to Section 7.08 of each of the Indentures, the Successor Trustee hereby accepts its appointment as Trustee under each of the Indentures and hereby assumes all the rights, powers, duties and obligations of the Trustee under each of the Indentures and with respect to all property and money held or to be held under the each of Indentures, with like effect as if the Successor Trustee was originally named as Trustee under each of the Indentures.

Section 303. Promptly after the execution and delivery of this Instrument, the Successor Trustee, on behalf of the Issuer, shall cause a notice, in substantially the form annexed hereto as Exhibit A, to be sent to Holders of the Notes of each of the Indentures in accordance with Section 7.08 thereof.

Section 304. The Successor Trustee hereby accepts its appointment as Registrar, Agent and Paying Agent under the Indentures.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in each of the Indentures shall have the meanings assigned to them in each of the Indentures.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto; provided, that the resignation of the Resigning Trustee as Registrar, Agent and Paying Agent under the Indenture, and the appointment of the Successor Trustee in such capacities, shall be effective 10 business days after the date first above written.

Section 404. This Instrument shall be governed by and construed in accordance with the laws of the State of New York.

Section 405. This Instrument may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 406. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE RESIGNING TRUSTEE:

THE BANK OF NEW YORK MELLON_

101 Barclay Street – 8W

New York, NY 10286

Fax: 212-815-5704

Tel: 212-815-5283

TO THE SUCCESSOR TRUSTEE:

Wells Fargo Bank, National Association

45 Broadway, 14th Floor

New York, NY 10006

Attn. Corporate Trust Administration – Jarden Corporation

Fax: 212-515-5189

Tel: 212-515-5244

TO THE ISSUER:

Jarden Corporation

555 Theodore Fremd Avenue, Suite B-302

Rye, New York 10580

Attn. Jason Wong

Fax: 914-921-7591

Tel.: 914-921-7581

with a copy to:

Jarden Corporation

2381 Executive Center Drive

Boca Raton, FL 33431

Attn. General Counsel

Fax: 561-912-5109

Tel.: 561-912-4612

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IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

Jarden Corporation

By	/s/ Jason Wong
	Name:	Jason Wong
	Title:	Treasurer

The Bank of New York Mellon, as Resigning Trustee

By	/s/ Sherma Thomas
	Name:	Sherma Thomas
	Title:	Senior Associate

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Successor Trustee

By	/s/ Martin Reed
	Name:	Martin Reed
	Title:	Vice President